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                                                                   Exhibit 10.24


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement (this "Amendment"), dated and effective as of the 15th day of September, 1998, is by and between HighwayMaster Corporation, a Delaware corporation ("Employer"), and Jana A. Bell, an individual residing in Dallas County, Texas ("Employee").

                                    RECITALS

         Employer and Employee entered into that certain Employment Agreement, dated and effective as of the 29th day of May, 1998 (the "Employment Agreement"), and the parties wish to amend the Employment Agreement to reflect a change in the title of Employee, such change having been approved by the Board of Directors of Employer at a meeting of the Board of Directors held on even date herewith.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and in the Employment Agreement, Employer and Employee, intending to be legally bound, hereby agree as follows:

         1. Change of Title. Every occurrence of the title "Chief Financial Officer" as it occurs in the Employment Agreement shall be deleted and replaced with the term "President and Chief Executive Officer".

         1. Change of Salary. The first sentence of Section 3(a) of the Employment Agreement shall be replaced with the following:

         a. Salary. Employee shall receive a salary of $25,000 per month payable by Employer in bi-monthly amounts in Dallas, Texas.

         2. Change of Bonus. The third sentence of Section 3(c) of the Employment Agreement shall be replaced by the following two sentences:

                  The potential annual bonus which may be awarded to Employee shall be in the amount of $50,000 at the first fiscal year end of Employer after execution of this Agreement, and 50% of actual base salary paid to Employee pursuant to Section 3(a) above in subsequent fiscal years. The $50,000 bonus for which Employee is eligible for the first fiscal year end of Employer shall be paid early, such that the $50,000 shall be deemed earned and payable to Employee on September 15, 1998.

         3. Vesting on Change of Control. The following sentence shall be inserted immediately prior to the last sentence in Section 4 of the Employment
Agreement:

                  In addition, the options granted as of August 12, 1998 and September 18, 1998



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                  will accelerate and will vest immediately upon a Change in
                  Control of Employer.

         4. Incorporation of Amendment. This Amendment shall be included with and incorporated into the Employment Agreement for all purposes, provided that no effective date or other time period set forth in the Employment Agreement shall be amended or affected by the effective date of this Amendment. The terms set forth in the Employment Agreement shall govern interpretation and enforcement of this Amendment.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                 EMPLOYER:
                                 HIGHWAYMASTER CORPORATION


                                 By: /S/ J. RAYMOND BILBAO      2/22/99
                                     ------------------------------------------
                                     J. Raymond Bilbao
                                     Secretary and General Counsel

                                 EMPLOYEE:


                                    /S/ JANA A. BELL            2/1/99
                                 ----------------------------------------------
                                 JANA A. BELL